                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             STERICYCLE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                 (LOGO)               STERICYCLE


                                 --------------------


                    NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON APRIL 28, 1998


                                 --------------------

Dear Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Stericycle, Inc. (the "Company"), which will be held at the Radisson Hotel and Conference Centre, 2875 North Milwaukee Avenue, Northbrook, Illinois on Tuesday, April 28, 1998, beginning at 10:00 a.m.

    At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

    - Election of a Board of Directors to hold office until the 1999 Annual Meeting of Stockholders

    - Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 1998

    - Any other matters that properly come before the meeting or any adjournment of the meeting

    Only stockholders of record at the close of business on the record date of March 17, 1998 are entitled to vote at the Annual Meeting and any adjournment.

    For the convenience of those stockholders who do not plan to attend the Annual Meeting in person and desire to have their shares voted, a proxy card is enclosed. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your proxy card and later decide to attend the Annual Meeting in person or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.


                       For the Board of Directors




         Jack W. Schuler                   Mark C. Miller
         Chairman of the Board             President and Chief Executive Officer




March 27, 1998
Deerfield, Illinois

                                   STERICYCLE, INC.

                            1419 Lake Cook Road, Suite 410
                              Deerfield, Illinois 60015


                              -------------------------

                                   PROXY STATEMENT

                         1998 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON APRIL 28, 1998


                              -------------------------


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stericycle, Inc. (the "Company") for use at the Company's 1998 Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Radisson Hotel and Conference Centre, 2875 North Milwaukee Avenue, Northbrook, Illinois on Tuesday, April 28, 1998, beginning at 10:00 a.m. This Proxy Statement and the accompanying materials are being mailed to stockholders beginning on or about March 27, 1998.

                                       GENERAL

    COMMON STOCK.     The Company's authorized capital stock consists of
Common Stock, par value $0.01 per share ("Common Stock"). As of March 17, 1998, there were 10,481,984 shares of Common Stock outstanding.

    STOCKHOLDERS ENTITLED TO VOTE.     Only stockholders of record at the
close of business on the record date of March 17, 1998 are entitled to notice of the Annual Meeting and to vote their shares of record at the Annual Meeting and at any adjournment of the meeting. Each outstanding share of Common Stock is entitled to one vote.

    QUORUM.     Holders of a majority of the outstanding shares of Common
Stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.

    VOTING.     The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be required for the election of directors. For each other matter coming before the meeting, the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required for approval of the matter.

    A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters coming before the Annual Meeting. Shares for which authority is withheld or which a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld will have no effect on the vote for election of directors (which, as noted, requires the affirmative vote of a plurality of the votes cast); shares which a stockholder abstains from voting will be included in the total of the votes cast and will have the effect of a vote against the matter in question. If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be counted for purposes of determining whether a quorum is present (if the shares are voted on any matter) but will not be included in the total of the votes cast on the matter and thus will have no effect on the outcome of the vote.

    PROXIES.     If a stockholder properly completes and returns the
accompanying proxy card, the shares of Common Stock represented by the proxy will be voted as the stockholder directs. IF NO DIRECTIONS ARE GIVEN, THE PERSONS APPOINTED AS PROXY HOLDERS WILL VOTE THE SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

     A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attending the meeting in person will not, by itself, constitute revocation of the proxy.

                                   STOCK OWNERSHIP

    The following tables provides certain information regarding the beneficial ownership of shares of the Company's Common Stock as of March 17, 1998. Under the rules of the Securities and Exchange Commission, beneficial ownership is defined generally as the sole or shared power to vote or to direct the disposition of a security. Unless otherwise indicated in a footnote, the persons named in the following tables have sole voting and investment power in respect of the shares of Common Stock shown as beneficially owned by them.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table provides certain information regarding the beneficial ownership of Common Stock by each person (other than a director or executive officer) who was known to the Company to be the beneficial owner as of March 17, 1998 of more than 5% of the Company's outstanding Common Stock:


                                                          SHARES
                                                        BENEFICIALLY
 NAME AND ADDRESS                                          OWNED      PERCENTAGE
-----------------                                       ------------  ----------
  Marquette Venture Partners, L.P. (1)................     1,030,232       9.83%
    Corporate 500 Center
    520 Lake Cook Road, Suite 450
    Deerfield, Illinois 60015

 T. Rowe Price Associates, Inc. (2)...................       810,000       7.73%
    100 East Pratt Street
    Baltimore, Maryland 21202

 The TCW Group, Inc. (3)..............................       784,000       7.48%
    865 South Figueroa Street
    Los Angeles, California 90017

 Larry N. Feinberg (4)................................       547,600       5.22%
    c/o Oracle Investment Management, Inc.
    712 Fifth Avenue, 45th Floor
    New York, New York 10019


-------------------------------

(1) The shares shown as beneficially owned by Marquette Venture Partners, L.P. are derived from a Schedule 13G, dated February 14, 1998, jointly filed and furnished to the Company by Marquette Venture Partners, L.P., a Delaware limited partnership ("MVP"), Marquette Venture Associates, L.P., a Delaware limited partnership ("MVA"), Marquette Management Partners, a Delaware general partnership ("MMP"), James E. Daverman and Lloyd D.
      Ruth. The Schedule 13G indicates that: (i) MVA is the sole general partner of MVP; MMP is the sole general partner of MVA; and Messrs. Daverman and Ruth are the sole general partners of MMP; (ii) MVP has shared voting and dispositive power over 1,030,232 shares by virtue of its direct beneficial ownership; (iii) MVA, MMP and Messrs. Daverman and Ruth may be deemed to share voting and dispositive power over the shares held by MVP; and (iv) each reporting person disclaims beneficial ownership of any other reporting person's shares.

(2) The shares shown as beneficially owned by T. Rowe Price Associates, Inc. are derived from a Schedule 13G, dated February 12, 1998, furnished to the Company by T. Rowe Price Associates, Inc., a registered investment adviser, reporting that, for reporting purposes, it holds sole voting power over 135,000 shares and sole dispositive power over 810,000 shares. The Schedule 13G indicates that: (i) these shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with the power to direct investments or to vote securities, or both; and (ii) T. Rowe Price Associates, Inc. disclaims beneficial ownership of these shares.

(3) The shares shown as beneficially owned by The TCW Group, Inc., are derived from a Schedule 13G, dated February 12, 1998, jointly filed and furnished to the Company by The TCW Group, Inc., a parent holding company, and Robert Day, an individual who may be deemed to control The TCW Group, Inc., reporting that, for reporting purposes, each of them holds sole voting and dispositive power over 784,000 shares. The
      Schedule 13G indicates that: (i) no shares are held directly by The TCW Group, Inc.; (ii) The TCW Group, Inc. indirectly holds shares through its subsidiaries, Trust Company of the West, TCW Asset Management Company and TCW Funds Management, Inc.; and (iii) aside from the indirect holdings of The TCW Group, Inc., Robert Day does not directly or indirectly hold any of these shares.

(4) The shares shown as beneficially owned by Larry N. Feinberg are derived from a Schedule 13G, dated March 4, 1998, furnished to the Company by Mr. Feinberg.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table provides certain information regarding the beneficial ownership of Common Stock as of March 17, 1998 by (i) each of the Company's directors, (ii) each of the Company's executive officers listed in the Summary Compensation Table on page 8 and (iii) all of the directors and executive officers of the Company as a group:

                                                                                 OPTION AND
                                                                 SHARES        WARRANT SHARES
                                                              BENEFICIALLY      BENEFICIALLY            COMBINED
 NAME                                                             OWNED           OWNED (1)           PERCENTAGE (2)
 ----                                                         ------------     --------------        --------------
 Jack W. Schuler (3).........................................       801,302             53,757            8.12%

 Mark C. Miller (4)..........................................       475,495            171,237            6.08%

 Rod Dammeyer................................................         --                 --                *

 Patrick F. Graham...........................................        14,783              8,142             *

 John Patience...............................................       164,648             47,100            2.01%

 Peter Vardy (5).............................................       143,362             36,486           1.71%

 L. John Wilkerson, Ph.D. (6)................................         --                 --                *

 Anthony J. Tomasello........................................       118,572             35,994           1.47%

 Linda D. Lee................................................        55,578             14,612             *

 Michael J. Bernert..........................................         3,371             70,330             *

 Richard O. Shea (7).........................................         7,759             39,607             *

 All directors and executive officers as a group
  (13 persons)...............................................     1,797,714            484,716          20.87%

-----------------------------------------

 *   Less than 1%.

(1) This column shows shares of Common Stock issuable under stock options or warrants exercisable as of or within 60 days after March 17, 1998.

(2) Shares of Common Stock issuable under stock options or warrants exercisable as of or within 60 days after March 17, 1998 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered for purposes of computing the percentage of any other person.

(3) The shares shown as beneficially owned by Mr. Schuler include 35,218 shares owned by his wife and trusts for the benefit of his children, as to which Mr. Schuler disclaims any beneficial ownership, and 30,000 shares owned by a family foundation of which Mr. Schuler is the sole trustee, as to which Mr. Schuler disclaims beneficial ownership.

(4) The shares shown as beneficially owned by Mr. Miller include 75,346 shares owned by trusts for the benefit of his children and 1,000 shares owned by his sons, as to which Mr. Miller disclaims beneficial ownership.

(5) The shares shown as beneficially owned by Mr. Vardy include 67,614 shares owned by trusts for the benefit of his children, as to which Mr. Vardy disclaims beneficial ownership.

(6) Dr. Wilkerson is an indirect general partner of Galen Partners, L.P. and Galen Partners International, L.P., which together own 439,436 shares (including 95,709 shares issuable under stock options and warrants exercisable as of or within 60 days after March 17, 1998). Dr. Wilkerson disclaims any beneficial interest in the shares held by these two limited partnerships except to the extent of his individual ownership of limited partnership interests and his pecuniary interest arising from his indirect general partnership interest.

(7) The shares shown as beneficially owned by Mr. Shea include 520 shares owned by his wife, as to which Mr. Shea disclaims beneficial ownership.


                                        ITEM 1

                                ELECTION OF DIRECTORS

    The Board of Directors of the Company is currently comprised of seven directors. All seven directors will be elected at the Annual Meeting. Each director elected will hold office until the Company's 1999 Annual Meeting of Stockholders or until his successor is elected and qualified.

NOMINEES FOR DIRECTOR

    The following table provides certain information regarding the nominees for election as directors. All seven nominees are currently serving as directors of the Company.


     NAME                                         POSITION WITH COMPANY                                       AGE
     ----                                         ---------------------                                       ---
     Jack W. Schuler . . . . . . . . .            Chairman of the Board of Directors                           57

     Mark C. Miller. . . . . . . . . .            President, Chief Executive Officer and a Director            42

     Rod Dammeyer. . . . . . . . . . .            Director                                                     57

     Patrick F. Graham . . . . . . . .            Director                                                     58

     John Patience . . . . . . . . . .            Director                                                     50

     Peter Vardy . . . . . . . . . . .            Director                                                     67

     L. John Wilkerson, Ph.D.  . . . .            Director                                                     54


     JACK W. SCHULER has served as Chairman of the Board of Directors of the Company since January 1990. From January 1987 to August 1989, Mr. Schuler served as President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Chiron Corporation, Medtronic, Inc., Somatogen, Inc. and Ventana Medical Systems, Inc. He is a co-founder of Crabtree Partners, a private investment partnership in Deerfield, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and an M.B.A. degree from the Stanford University Graduate School of Business Administration.

     MARK C. MILLER has served as President and Chief Executive Officer and a director since joining the Company in May 1992. From May 1989 until he joined the Company, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Affiliated Research Centers, Inc., which provides clinical research for pharmaceutical companies. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

     ROD DAMMEYER has served as a director of the Company since January 1998. He is the Managing Partner of Equity Group Investments, Inc. and Vice Chairman of the Board of Directors of Anixter Industries, Inc., where he has been employed since 1985. Mr. Dammeyer is a director of Antec Corporation, CNA Surety Corporation, Grupo Azucarero Mexico, IMC Global, Inc., Jacor Communications, Inc., Lukens, Inc., Metal Management, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc., and a trustee of Van Kampen

American Capital, Inc. closed-end funds. He received a B.S. degree from Kent State University and serves as a trustee of the Kent State University Foundation.

     PATRICK F. GRAHAM has served as a director of the Company since May 1991. Mr. Graham is Chief Executive Officer and a director of World Corporation and a director of Intelidata Technologies, Inc. He was a co-founder of Bain & Company, Inc., a management consulting firm in Boston, Massachusetts, where he served in a number of positions from 1973 to 1997. He received a B.A. degree in economics from Knox College and an M.B.A. degree from the Stanford University Graduate School of Business Administration.

     JOHN PATIENCE has served as a director of the Company since its incorporation in March 1989. He is a co-founder and partner of Crabtree Partners, a private investment partnership in Deerfield, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was an indirect general partner of Marquette Venture Partners, L.P., a venture capital fund which he co-founded and which participated in the Company's initial capitalization. Mr. Patience is a director of TRO Learning, Inc. and Ventana Medical Systems, Inc. He received B.A. and B.L degrees from the University of Sydney in Sydney, Australia, and an M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

     PETER VARDY has served as a director of the Company since July 1990. He is the Managing Director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded in June 1990. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., a waste management services company, where he was Vice President, Environmental Management. He is a director of EMCON, which he co-founded in 1971. Mr. Vardy received a B.S. degree in geological engineering from the University of Nevada.

     L. JOHN WILKERSON, PH.D., has served as a director of the Company since July 1992. He is a consultant to The Wilkerson Group, a health care products consulting firm in New York, New York, where he has served since 1982. Dr. Wilkerson also serves as an indirect general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated venture capital funds. He is a director of British Biotech Plc, Gensia, Inc. and TheraTx, Incorporated. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

COMMITTEES OF THE BOARD

     The Board of Directors has standing Compensation and Audit Committees. It does not have a standing nominating committee.

     The Compensation Committee, consisting of Messrs. Schuler (Chairman) and Vardy and Dr. Wilkerson, makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of the Company's executive officers and reviews the employee compensation policies of the Company generally. The Compensation Committee also administers the Company's stock option plans as they apply to executive officers. The Audit Committee, consisting of Messrs. Patience (Chairman) and Graham, makes recommendations to the full Board of Directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by the Company's independent public accountants, and reviews and evaluates the Company's financial reporting process and internal accounting controls.

MEETINGS

     The Board of Directors held five meetings during 1997 (including meetings by teleconference) and acted without a meeting by unanimous written consent on a number of occasions. The Compensation and Audit Committees each held one meeting in 1997.

     Messrs. Schuler, Miller , Vardy and Wilkerson each attended all meetings of the Board of Directors during 1997. Mr. Patience was unable to attend one meeting, and Mr. Graham was unable to attend two meetings. All of the members of the Compensation and Audit Committees attended the respective meetings of those committees.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive fees or other cash compensation for their services as directors.

     The Company's Directors Stock Option Plan, which was approved by the Company's stockholders in July 1996, authorizes nonstatutory stock options for a total of 285,000 shares of Common Stock to be granted to the Company's outside directors (i.e., directors who are neither officers nor employees of the Company). Each option grant is for a formula-determined number of shares.

     As of each annual meeting, each incumbent outside director who is reelected as a director at the annual meeting is automatically granted an option for a number of shares determined by multiplying 7,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is the closing price of a share of Common Stock (the "closing price") on the date of the annual meeting; and each outside director who is elected as a director for the first time automatically will be granted an option for a number of shares determined by multiplying 21,000 shares by a fraction, the numerator of which is $12.00 and the denominator of which is closing price on the date of the annual meeting. These option grants are subject to a maximum grant of 9,500 shares and a minimum grant of 4,500 shares (or a maximum grant of 28,500 shares and a minimum grant of 13,500 shares in the case an outside director who is elected as a director for the first time at an annual meeting). In accordance with these terms, each of the six incumbent outside directors who were reelected as directors at the 1997 Annual Meeting in April 1997 was granted an option for 9,500 shares at an exercise price of $7.50 per share.

     The exercise price of each option granted under the plan is the closing price on the date of grant, and the term of each option is six years from the date of grant. Each option vests in 16 equal quarterly installments and may be exercised only when it is vested and only while the holder of the option remains a director of the Company or during the 90-day period following the date that he or she ceases to serve as a director. The Directors Stock Option Plan has a six-year term, and no option may be granted under the plan after its expiration in June 2002.

     Each option granted under the Directors Stock Option Plan is transferable to (i) a member of the outside director's immediate family, (ii) a trust for the primary benefit of the outside director or any one or more members of his immediate family, or (iii) a corporation, partnership or other entity which, together with its affiliates, owns at the time of transfer at least 2.0% of the Company's outstanding Common Stock and with which the outside director has a contractual obligation to assign his "outside" remuneration received by reason of his relationship with such corporation, partnership or other entity. In accordance with a contractual obligation, Dr. Wilkerson assigned to Galen Partners, L.P. the option for 9,500 shares that he was granted under the plan in respect of his reelection as a director at the 1997 Annual Meeting.

CERTAIN TRANSACTIONS

     In May 1996, the Company borrowed $1,000,000 under a short-term loan from a group comprised of Galen Partners, L.P. and Galen Partners International, L.P., stockholders of the Company, Jack W. Schuler, Mark C. Miller, John Patience and Peter Vardy, directors of the Company (and, in Mr. Miller's case, also an executive officer), Michael J. Bernert and Anthony J. Tomasello, executive officers of the Company, and James F. Polark, who was then an executive officer of the Company. The Company's loan was interest-free if paid when due and was due within 30 days after completion of an initial public offering or upon the occurrence of certain other events. The Company repaid the loan in full in a timely manner following the closing of its initial public offering in August 1996. In connection with the loan, the Company issued warrants to members of the lending group to purchase an aggregate of 226,036 shares of Common Stock at an exercise price of $7.96 per share. These warrants expire in May 2001 and are exercisable at any time prior to their expiration.

     In June 1996, the Company loaned $31,000 to Richard O. Shea, an executive officer of the Company, at an interest rate of 11.75% per annum. Mr. Shea repaid this loan in full in July 1997. The Company previously made two loans to Mr. Shea of $60,000 and $5,000, respectively, at an interest rate of 5.54% per annum. These loans are due in December 1998 and are secured by a lien on 14,000 shares issuable upon the exercise of stock options that Mr. Shea either currently holds or that he may be granted in the future.

                                EXECUTIVE COMPENSATION

1997 COMPENSATION

     The following table provides certain information regarding the compensation paid to or earned by the Company's President and Chief Executive Officer and its four other most highly compensated executive officers (the "named executive officers") for services rendered in 1997, 1996 and 1995:

                              SUMMARY COMPENSATION TABLE



                                                                                                      LONG-TERM
                                                                                 ANNUAL           COMPENSATION AWARDS
                                                            FISCAL            COMPENSATION        NUMBER OF SECURITIES
        NAME AND PRINCIPAL POSITION                          YEAR                SALARY            UNDERLYING OPTIONS
                                                            ------            ------------        --------------------
 Mark C. Miller (1)  . . . . . . . . . . . . . . .           1997               $235,000                 60,000
      President and Chief Executive Officer                  1996                148,481                 41,220
                                                             1995                212,083                485,620

 Anthony J. Tomasello  . . . . . . . . . . . . . .           1997                150,000                 20,972
      Vice President, Operations                             1996                136,025                  9,946
                                                             1995                146,875                 31,816

 Linda D. Lee  . . . . . . . . . . . . . . . . . .           1997                130,000                 16,830
      Vice President, Regulatory Affairs and Quality         1996                120,583                  5,086
      Assurance                                              1996                127,916                 28,621

 Richard O. Shea . . . . . . . . . . . . . . . . .           1997                123,833                 21,174
      Vice President, Western Region                         1996                113,598                 22,101
                                                             1995                113,541                 46,353

 Michael J. Bernert  . . . . . . . . . . . . . . .           1997                123,833                 21,174
      Vice President, Eastern Region                         1996                112,615                 22,101
                                                             1995                108,750                 49,515

-----------------------------------------

(1) The salary for 1996 shown for Mr. Miller includes $22,917 paid to him in February 1997. This amount represented the additional salary that the Company would have paid to Mr. Miller in 1996 if, like the Company's other executive officers, he had resumed receiving his full base salary upon the termination in mid-October 1996 of a voluntary 12-month salary reduction program for management. The amount in question has been excluded from the salary for 1997 shown for Mr. Miller.

1997 STOCK OPTION GRANTS

     The following table provides certain information regarding stock options granted to the named executive officers in 1997. In accordance with the rules of the Securities and Exchange Commission, the following table also provides the potential realizable value over the term of the options (i.e., the period from the date of grant to the date of expiration) based upon assumed rates of stock appreciation of 5% and

10%, compounded annually. These amounts do not represent the Company's estimate of future appreciation of the price of its Common Stock. The Company did not grant stock appreciation rights to any named executive officer in 1997.

                          OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                               -----------------------------
                                                                                                            POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                                                               % OF TOTAL                                  ANNUAL RATES OF STOCK
                                                NUMBER OF       OPTIONS                                    PRICE APPRECIATION FOR
                                               SECURITIES      GRANTED TO      EXERCISE                        OPTION TERM (4)
                                               UNDERLYING     EMPLOYEES IN     PRICE PER    EXPIRATION     ----------------------
                                               OPTIONS (1)   FISCAL YEAR (2)   SHARE (3)       DATE           5%            10%
                                               -----------   ---------------   ---------    ----------     ----------------------
 Mark C. Miller..........................         60,000        15.94%           $8.00        3/31/07      $301,869      $764,996


 Anthony J. Tomasello....................         20,972         5.57%            8.00        3/31/07       105,513       267,392


 Linda D. Lee............................         16,830         4.47%            8.00        3/31/07        84,674        214,581


 Richard O. Shea.........................         21,174         5.63%            8.00        3/31/07       106,530        269,967


 Michael J. Bernert......................         21,174         5.63%            8.00        3/31/07       106,530        269,967


--------------------------------------

(1) All of the stock options granted to the named executive officers were granted under the Company's 1997 Stock Option Plan. Each option granted vests over a four-year period: one-quarter of the option vests at the end of the first year, and the balance of the option vests in equal monthly increments over the next 36 months.

(2) The percentages shown in the table reflect options for a total of 376,367 shares granted to employees in 1997. All of these options were granted under the Company's Incentive Compensation Plan.

(3) The exercise price per share shown in the table is equal to the closing price of a share of Common Stock on the date of grant.

(4) The potential realizable value was calculated on the basis of the 10-year term of each option on its grant date, assuming that the fair market value of the underlying stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value of each option was calculated using the exercise price of the option as the fair market value of the underlying stock on the grant date.

1997 OPTION EXERCISES AND YEAR END OPTION VALUES

     The following table provides certain information regarding stock option exercises in 1997 by the named executive officers and the value of the stock options that they held at December 31, 1997. No named executive officer exercised any stock appreciation rights during the year or had any stock appreciation rights outstanding at the end of the year.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR END OPTION VALUES


                                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                                UNDERLYING                  IN-THE-MONEY
                                                                             UNEXERCISED OPTIONS        OPTIONS AT FISCAL
                                                                             AT FISCAL YEAR END             YEAR END (2)
                                          SHARES                            --------------------      ------------------------
                                          ACQUIRED          VALUE
                                        ON EXERCISE       REALIZED (1)       VESTED     UNVESTED       VESTED         UNVESTED
                                        -----------       ------------      --------    --------      --------        --------

 Mark C. Miller...................           3,200          $45,104           82,877       78,933     $1,150,314        $637,125

 Anthony J. Tomasello.............            --                --             8,358       24,687        114,324         185,985

 Linda D. Lee.....................            --                --             6,367       18,650         88,001         134,507

 Richard O. Shea..................          29,500          229,615           27,273       32,855        373,310         287,974

 Michael J. Bernert...............           7,500           67,275           52,384       32,906        727,249         288,693

--------------------------------------

(1) The value realized was determined by multiplying the number of option shares acquired by the closing price of a share of Common Stock on the date of exercise, and then subtracting the aggregate exercise price.

(2) The value of in-the-money stock options was determined by multiplying the number of vested (exercisable) or unvested (unexercisable) options by $14.625 per share, which was the closing price of a share of Common Stock on December 31, 1997, and then subtracting the aggregate exercise price.

STOCK OPTION PLANS

     The Company has adopted two stock option plans in addition to the Directors Stock Option Plan: (i) the 1997 Stock Option Plan (the "1997 Plan"), which was approved by the Company's stockholders at the 1997 Annual Meeting; and (ii) the Incentive Compensation Plan (the "1995 Plan"), which was adopted in August 1995. Each plan authorizes a total of 1,500,000 shares of Common Stock to be issued pursuant to options granted under the plan or, in the case of the 1995 Plan, restricted stock awarded under the plan. If an option granted under either plan expires unexercised or is surrendered, or, in the case of the 1995 Plan, if the Company repurchases shares of restricted stock awarded under the plan, the shares subject to the option or repurchased by the Company once again become available for option grants or, in the case of the 1995 Plan, restricted stock awards.

     As of December 31, 1997, 1,148,307 shares were available for future option grants under the 1997 Plan, and 48,468 shares were available for future option grants or restricted stock awards under the 1995 Plan. No option grants or restricted stock awards were made under the 1995 Plan during 1997. Each plan has a 10-year term. No option may be granted under the 1997 Plan after its expiration in January 2007, and no option may be granted or shares of restricted stock awarded under the 1995 Plan after its expiration in July 2005.

     Both plans provide for the grant of incentive stock options intended to satisfy the requirements of section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options and, in the case of the 1995 Plan, restricted stock awards. Incentive stock options may be granted and, in the case of the 1995 Plan, shares of restricted stock may be awarded only to employees of the Company. Nonstatutory stock options may be granted under the 1997 Plan to employees, directors and consultants and may be granted under the 1995 Plan to employees and consultants. Both plans are administered by the Board of Directors in respect of all eligible persons other than executive officers and by the Compensation Committee of the Board of Directors in respect of executive officers. The Board of Directors or the Compensation Committee, as the case may be, selects the eligible persons to whom options are granted or, in the case of the 1995 Plan, restricted stock is awarded and, subject to the provisions of the particular plan, determines the terms of each option or award, including, in the case of an option, the number of shares, type of option, exercise price and vesting schedule, and, in the case of an award of restricted stock under the 1995 Plan, the purchase price, if any, and the restrictions applicable to the award.

     The exercise price per share of options granted under either plan must be at least equal to the closing price of a share of Common Stock on the date of grant, with the exception that the exercise price per share of an incentive stock option granted to an employee of the Company holding more than 10% of the Company's outstanding Common Stock must be at least 110% of the closing price. The maximum term of an option granted under either plan may not exceed 10 years. An option may be exercised only when it is vested and, in the case of an option granted to an employee, only while the holder of the option remains an employee of the Company or during the 90-day period following the termination of his or her employment. In the discretion of the Board of Directors or the Compensation Committee, as the case may be, this 90-day period may be extended in the case of nonstatutory stock options to any date ending on or before the expiration date of the option. In addition, the Board of Directors or the Compensation Committee, as the case may be, may accelerate the exercisability of an option at any time.

OTHER PLANS

     The Company maintains a 401(k) plan in which employees who have completed one year's employment and attained age 21 are eligible to participate. The plan permits the Company to make matching contributions of a percentage of participants' deferrals as determined each year by the Board of Directors. For 1997, the Company made matching contributions of 30% of the first $1,000 contributed by participants. The Company also maintains a nonqualified employee stock purchase plan under which employees may purchase Common Stock on the open market through payroll deductions.

EMPLOYMENT AGREEMENTS

     The Company has not entered into written employment agreements with any of its executive officers or employees. All of the Company's executive officers and employees have signed confidentiality agreements with the Company.

                         REPORT OF THE COMPENSATION COMMITTEE
                              ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is determined generally by the Compensation Committee of the Company's Board of Directors. The three members of the Compensation Committee, Messrs. Schuler and Vardy and Dr. Wilkerson, are outside directors of the Company.

     Decisions of the Compensation Committee relating to the executive officers' base salaries and cash bonuses are subject to the review and approval of the full Board of Directors; decisions of the Compensation Committee relating to executive officers' stock options are reviewed by the full Board but are not subject to the Board's approval.

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation policies seek to coordinate the executive officers' compensation with the Company's performance objectives and business strategy. These policies are intended to attract, motivate and retain executive officers whose contributions are critical to the Company's long-term success and to reward executive officers for attaining individual and corporate objectives that enhance stockholder value.

     The Company's compensation program for its executive officers consists of cash compensation and long-term compensation. Cash compensation is paid in the form of a base salary and a discretionary cash bonus, and long-term compensation is paid in the form of stock options. Bonuses are intended to provide executive officers with an opportunity to earn additional cash compensation through individual and Company performance. Stock options are intended to focus executive officers on managing the Company from the perspective of owners with an equity interest and to align their long-term compensation with the benefits realized by the Company's stockholders.

     SALARIES.     The Compensation Committee determines the salaries of
executive officers on the basis of (i) the individual officer's salary grade within the Company, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of the Company's salary increases for its employees generally and (iv) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned any formal surveys of executive officer compensation at comparable companies, but has relied on published salary surveys for indications of salary trends generally and at small growth companies in particular.

     The Compensation Committee recommended modest changes in the base salaries of the Company's executive officers during 1997. The aggregate base salaries for 1997 of the Company's six executive officers increased by less than 1% over their aggregate base salaries for 1996.

     CASH BONUSES.     The Compensation Committee recommended (and the Board
of Directors approved) the adoption of a cash bonus program for executive officers for 1997. Under this program, each of the Company's executive officers was eligible for a cash bonus of up to 20%, 25% or 30% of his or her base salary (depending upon salary grade), with the actual amount awarded being determined by the Compensation Committee on the basis of specific Company and individual performance goals and criteria. Pursuant to this program and on the Committee's recommendation, in March 1998 the Company paid cash bonuses to Mr. Miller, Mr. Tomasello, Ms. Lee, Mr. Shea and Mr. Bernert of $30,500, $1,750, $13,400, $2,461 and $21,569, respectively, for their performance during 1997. (Without giving effect to officers' prior elections to receive stock options in lieu of cash, pursuant to the program described in the next paragraph, these bonuses would have been $70,500, $36,750, $28,400, $22,461 and $21,569, respectively.)

     In keeping with the Company's philosophy of encouraging stock ownership by management, the Compensation Committee recommended (and the Board of Directors adopted) a program to allow executive officers to elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the cash bonus program and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of Common Stock on the bonus award date. For 1997, the number of shares for which an option was granted to a participating executive officer was determined by dividing the product of four times the amount of the cash bonus that he or she elected to forego by the closing price of a share of Common Stock on the bonus award date. Pursuant to this program and in accordance with the officers' prior elections, in March 1998 Mr. Miller, Mr. Tomasello, Ms. Lee and Mr. Shea were granted nonstatutory stock options for 11,429, 10,000, 4,286 and 5,714 shares of Common Stock.

     STOCK OPTIONS.     The Compensation Committee believes that the grant of
stock options is a desirable method of acknowledging the efforts of the Company's executive officers and to encouraging their continued high levels of performance. In deciding on the stock option grants to individual executive officers in respect of their performance, the Compensation Committee employs a formula taking into account each officer's salary grade and the Company's financial performance as measured by a trailing average of the market price of the Company's Common Stock. The Compensation Committee then adjusts the formula-determined option grant by a factor reflecting the Committee's assessment of the individual officer's performance, initiative and contribution to the Company's success in meeting its performance objectives. In accordance with this adjusted formula, in February 1997 the Compensation Committee granted the Company's six executive officers options for a total of 156,901 shares of stock in respect of their performance during 1996, and in March 1998 the Committee granted the Company's seven executive officers options for a total of 113,000 shares of stock in respect of their performance during 1997.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee determines the compensation of the Company's President and Chief Executive Officer, Mark C. Miller, on the basis of the same criteria applicable to the Company's executive officers generally.

     As noted earlier, the Compensation Committee recommended (and the Board of Directors approved) continuing Mr. Miller's base salary of $235,000 through 1997. The Compensation Committee granted Mr. Miller an option for 60,000 shares of Common Stock in February 1997 in respect of his performance during 1996 and an option for 40,000 shares of Common Stock in March 1998 in respect of his performance during 1997. Pursuant to the Committee's recommendation, Mr. Miller was paid a cash bonus of $30,500 in March 1998 in respect of his services in 1997 and, in accordance with Mr. Miller's prior election to forego a portion of his cash bonus, he also received a nonstatutory stock option for 11,429 shares. The factors most influencing the Committee's determination of the amount of Mr. Miller's cash bonus and stock option grant in March 1998 were his significant leadership in identifying and negotiating the Company's eight acquisitions during 1997 (including, in particular, the Company's acquisition in May of Environmental Control Co., Inc.), his management of the Company's growth strategy generally and his oversight of the integration of acquired businesses into the Company's operations.

                                                  Compensation Committee

                                                  Jack W. Schuler, CHAIRMAN
                                                  Peter Vardy
                                                  L. John Wilkerson, Ph.D

                                  PERFORMANCE GRAPH

     The following graph compares the cumulative total return (i.e., stock price appreciation plus dividends) on the Company's Common Stock for the period from August 23, 1996, when the Common Stock was first traded, through December 31, 1997, with the cumulative total return for the same period on the Nasdaq NMS Composite Index, the Russell 3000 Index and an index of a peer group of companies selected by the Company. The graph assumes that $100 was invested on August 23, 1996 in the Company's Common Stock and in the stock represented by each of the three indexes, and that all dividends were reinvested. The common stock of the following companies has been included in the peer group index: Allied Waste Industries, Inc.; Browning-Ferris Industries, Inc.; Isolyser Company, Inc.; Isomedix, Inc. (for 1996 only); Safety-Kleen Corporation; Sterigenics International, Inc. (for 1997 only); Sterile Recoveries, Inc.; Steris Corporation; United Waste Systems, Inc.; U.S.A. Waste Services, Inc. (for 1996 only); and Waste Management, Inc. The stock price performance of the Company's Common Stock reflected in the following graph is not necessarily indicate of future performance.


            STERICYCLE,      NASDAQ NMS        RUSSELL 3000     PEER GROUP
DATE           INC.         COMPOSITE INDEX       INDEX           INDEX
----        ----------      ---------------    ------------     ----------
8/23/96        $100            $100               $100             $100
12/31/96       $124            $113               $112             $107
12/31/97       $158            $139               $148             $140


                                        ITEM 2

                            RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has appointed Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998. Ernst & Young LLP has served as the Company's independent public accountants since the Company's incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

     Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event that the Company's stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                                    OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business to come before the Annual Meeting for consideration by the Company's stockholders. If any other business properly comes before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of Common Stock represented by the proxy in accordance with their judgment.

                  STOCKHOLDER PROPOSALS FOR THE 1988 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented for consideration at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than November 26, 1998 in order to be eligible for inclusion in the Company's proxy statement for the meeting. Stockholder proposals must satisfy the requirements of the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to the Secretary of the Company at 1419 Lake Cook Road, Suite 410, Deerfield, Illinois 60015.

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons beneficially owning more than 10% of the Company's outstanding Common Stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis solely of a review of copies of these reports, the Company believes that all filing requirements for 1997 were satisfied in a timely manner with the exception that Joel Wilson, who became an executive officer of the Company in October 1997, was late in filing his initial report of stock ownership as a result of clerical oversight.

                                ADDITIONAL INFORMATION

     The cost of soliciting proxies on the accompanying proxy card will be borne by the Company. Some officers and regular employees of the Company may solicit proxies by personal conversations, mail, telephone or telecopier, but will not receive any additional compensation for their services. The Company may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of the Company's Common Stock.

     With the Company's 1997 Annual Report furnished to all stockholders of record on the record date, the Company has provided a copy of its Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission. The Company will provide without charge to each stockholder of record on the record date, upon written request, an additional copy of its Annual Report on Form 10-K for the year ended December 31, 1997. Requests should be directed to the Secretary of the Company at 1419 Lake Cook Road, Suite 410, Deerfield, Illinois 60015.

PROXY                                                                 PROXY
                                 STERICYCLE, INC.
                         1419 Lake Cook Road, Suite 410
                           Deerfield, Illinois  60015

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STERICYCLE, INC.

               I or we hereby appoint each of Jack W. Schuler, Mark C. Miller and Frank J.M. ten Brink (the "proxies") as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of Common Stock, par value $.01 per share, of Stericycle, Inc. (the "Company") held of record by me or us on March 17, 1998 at the 1998 Annual Meeting of Stockholders to be held on April 28, 1998 (the "Annual Meeting"), and at any adjournment of the Annual Meeting.

               If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company's Board of Directors, i.e., FOR each of the seven nominees for election as a director (Item 1) and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants (Item 2). It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED REPLY ENVELOPE

                  (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

                                   STERICYCLE, INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /  /

1.     ELECTION OF DIRECTORS--
       NOMINEES: Jack W. Schuler, Mark C. Miller, Patrick F. Graham, Rod Dammeyer, John Patience, Peter Vardy, L. John Wilkerson, Ph.D.

       FOR ALL  /  /   WITHHOLD ALL  /  /   FOR ALL EXCEPT /  /

       --------------------------------
       (EXCEPT NOMINEE(S) WRITTEN ABOVE

2. Ratification of appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 1998.

       FOR ALL  /  /   WITHHOLD ALL  /  /   ABSTAIN  /  /


       Date:                                        , 1998
            ----------------------------------------

       Signature:
                 ------------------------------------

       Signature:
                 ------------------------------------

       Title or Capacity:
                         ----------------------------

       Instruction: Please sign exactly as your name appears immediately to the left. If signing as a fiduciary (for example, as a trustee), please indicate your fiduciary capacity. If signing on behalf of a corporation, partnership or other entity, please indicate your title or other authorized capacity. If the shares for which this Proxy is given are held jointly, both joint tenants must sign.